Exhibit 99.1

      Golden West to Split Common Stock; Increase Cash Dividend


    OAKLAND, Calif.--(BUSINESS WIRE)--Oct. 21, 2004--Golden West Financial Corporation (NYSE:GDW) (PCX:GDW), parent of World Savings Bank, announced today that its Board of Directors acted at a regular meeting on October 20, 2004 to effect a two-for-one stock split of the Company's outstanding common stock in the form of a stock dividend.
    At the same time, the Board increased the Company's indicated annual cash dividend rate by 20%, to $0.24 per share (post-split), compared to the $0.20 per share (post-split) annual rate previously in effect.
    In announcing the favorable Board actions, Herbert M. Sandler, Chairman of the Board and Chief Executive Officer of Golden West, stated that the purpose of the split is "to encourage wider distribution and to enhance the marketability of the common stock." After the split, Golden West will have approximately 306 million shares of common stock outstanding. On the subject of higher dividends, Sandler said that "the Board felt it appropriate to raise the level of cash distributions in light of the Company's strong profits." For the first nine months of 2004, Golden West reported net earnings of $941 million or $6.07 diluted earnings per share (pre-split), compared with $815 million or $5.25 diluted earnings per share (pre-split) in the same prior year period.
    In discussing the details of the Board's actions, Sandler said the split involves the issuance to stockholders of one additional share for every one share held. He also noted that both the stock dividend and the first higher quarterly payment of $0.06 per share (post-split) under the new cash dividend policy will be paid on December 10, 2004 to holders of record on November 15, 2004.

    Headquartered in Oakland, California, Golden West is one of the nation's largest financial institutions with assets over $100 billion as of September 30, 2004. The Company has one of the most extensive thrift branch systems in the country, with 276 savings branches in 10 states and lending operations in 38 states. Golden West's stock is listed on the New York Stock and Pacific Exchanges under the ticker symbol GDW. Options on the Company's stock are traded on the Chicago Board Options Exchange and the Pacific Exchange.
    Golden West investor information is available at www.gdw.com. Information about the Company's home loans and savings and checking accounts can be found at www.worldsavings.com and about its proprietary no-load mutual funds and annuities at www.atlasfunds.com.

    Information in this Press Release may contain various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections, statements of the plans and objectives of management for future operations, statements of future economic performance, assumptions underlying these statements and other statements that are not statements of historical facts. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are beyond Golden West's control. Should one or more of these risks, uncertainties or contingencies materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated. Among the key risk factors that may have a direct bearing on Golden West's results of operations and financial condition are competitive practices in the financial services industries; operational and systems risks; general economic and capital market conditions, including fluctuations in interest rates; economic conditions in certain geographic areas; and the impact of current and future laws, governmental regulations, and accounting and other rulings and guidelines affecting the financial services industry in general and Golden West's operations in particular. In addition, actual results may differ materially from the results discussed in any forward-looking statements.


    CONTACT: Golden West Financial Corporation
             William C. Nunan, 510-446-3614